EXHIBIT 23.4

[We Energies letterhead]

March 9, 2004

Wisconsin Electric Power Company

231 West Michigan Street

P. O. Box 2046

Milwaukee, WI 53201

Ladies and Gentlemen:

I hereby consent to the reference to me under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement on Form S-3 relating to First Mortgage Bonds and Debt Securities which you are filing under the Securities Act of 1933. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ A. William Finke
A. William Finke
Counsel